EXHIBIT 99.1

Olympic Steel Reports Fourth Quarter and Annual Financial Results, and Record Sales for 2011

CLEVELAND, Feb. 23, 2012 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS) (the Company), a national metals service center, today reported its financial results for the fourth quarter and the year ended December 31, 2011.

Net sales for the fourth quarter of 2011 totaled $319.9 million, the highest ever for a fourth quarter, and increased 48.7% from $215.2 million for the fourth quarter of 2010. Fourth quarter 2011 net income totaled $0.6 million, or $0.05 per diluted share, compared to a net loss of $1.6 million, or $0.15 per diluted share, in last year's fourth quarter.

Net sales for the year totaled $1.26 billion in 2011, a record annual revenue total, and increased 56.7% from $805 million in 2010. For 2011, net income increased by $22.9 million to $25.0 million, or $2.28 per diluted share, compared to net income of $2.1 million, or $0.20 per diluted share, for 2010.

The 2011 financial results include the results of Chicago Tube and Iron (CTI), from the July 1, 2011 date of acquisition by the Company.

Fourth quarter 2011 results included a $1.0 million write down of an investment in a former joint venture company, resulting from a decrease in the value of its remaining real estate. The asset impairment charge reduced fourth quarter and full year 2011 earnings per share by $0.05. 2011 cost of goods sold included $1.2 million related to a CTI purchase price accounting adjustment to write-up the value of certain CTI inventory to fair value at the July 1, 2011 acquisition date. The inventory adjustment negatively impacted fourth quarter and full year 2011 earnings per share by $0.01 and $0.07, respectively. Annual 2011 results included $0.9 million of non-recurring pretax expenses related to CTI acquisition related fees, which impacted annual earnings per share by $0.05. Additionally, the 2011 consolidated effective income tax rate was 33.4% as a result of changes in unrecognized tax benefits. The income tax benefit had a positive impact of $0.17 on 2011 annual earnings per share.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "2011 was a year of significant transformation and growth for Olympic Steel. Our 2011 financial results and record sales benefited from our strong overall flat rolled performance and the inclusion of Chicago Tube and Iron, which was acquired on July 1, 2011. CTI was immediately accretive to our earnings, and accelerated our market share growth and product expansion in tubing. We executed exceptionally well on our previously announced strategic investments, with 2011 capital spending of $39.5 million, including new processing equipment, successful information system infrastructure rollouts, and facility startups. Our largest and most exciting project of 2011 was the successful startup of our third temper mill in Gary, Indiana. We began producing quality tempered sheet from the Gary facility in December 2011, with 150,000 incremental tons of capacity now available to us in the Chicago market as the equipment becomes fully operational. We also opened our first physical facility outside of the United States in 2011 in Monterrey, Mexico to better serve our growing customer base there. Other new facilities were acquired in 2011 in Mount Sterling, Kentucky; Kansas City, Missouri; Roseville, Minnesota; and Streetsboro, Ohio to aggressively expand our geographic footprint and enhance our services to customers. Our balance sheet remains strong with our new five-year, $335 million credit facility providing a foundation for continued growth and value creation."

As previously announced, Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on March 15, 2012 to shareholders of record on March 1, 2012.

A simulcast of Olympic Steel's 2011 fourth quarter and annual earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 29 facilities in North America. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability to successfully integrate CTI and to achieve the expected results of the acquisition; the ability to retain CTI's management team and CTI's relationships with customers and suppliers; the success of our new startups in Gary, Indiana; Mount Sterling, Kentucky; Monterrey, Mexico; Roseville, Minnesota; Kansas City, Missouri; and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or newly acquired businesses into our operations and achieve expected results; equipment installation delays or malfunctions, including the new Gary, Indiana temper mill and cut-to-length line; the ability to comply with the terms of the asset-based credit facility and to make the required term-loan payments; the ability of our customers to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new information systems; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes; and the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(audited)

Net sales	$ 319,944	$ 215,201	$ 1,261,872	$ 805,043

Operating income (loss)	3,941	(1,535)	44,468	6,102

Income (loss) before income taxes	917	(2,211)	37,485	3,797

Net income (loss)	$ 565	$ (1,596)	$ 24,970	$ 2,132

Net income (loss) per share - diluted	$ 0.05	$ (0.15)	$ 2.28	$ 0.20

	As of December 31,
	2011	2010
SUMMARY BALANCE SHEET DATA:	(audited)

Accounts receivable, net	$ 122,579	$ 82,859

Inventories, net	277,765	200,606

Net property and equipment	193,413	118,234

Goodwill	47,254	7,083

Total assets	707,499	429,438

Current liabilities	139,575	102,625

Total debt	244,216	55,235

Shareholders' equity	286,576	261,638

Shareholders' equity per share	26.28	24.01

Debt-to-equity ratio	.85 to 1	.21 to 1

	Twelve Months Ended
	December 31,
	2011	2010
OTHER DATA:	(audited)

Capital expenditures	39,487	17,846

Cash dividends per share	$ 0.08	$ 0.08

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2011		2010		2011		2010
	(unaudited)				(unaudited)

Net sales	$ 319,944		$ 215,201		$ 1,261,872		$ 805,043
% change	48.7%		55.4%		56.7%		53.8%

Costs and expenses

Cost of materials sold (exclusive of items shown below)	257,824	80.6%	176,722	82.1%	1,008,462	79.9%	650,398	80.8%
Warehouse and processing	20,997	6.6%	14,421	6.7%	72,429	5.7%	51,478	6.4%
Administrative and general	15,817	4.9%	10,633	4.9%	59,156	4.7%	39,233	4.9%
Distribution	8,062	2.5%	5,095	2.4%	28,489	2.3%	19,407	2.4%
Selling	6,803	2.1%	4,957	2.3%	24,943	2.0%	19,802	2.5%
Occupancy	2,089	0.7%	1,380	0.6%	7,879	0.6%	5,320	0.7%
Depreciation	4,189	1.3%	3,528	1.6%	15,602	1.2%	13,303	1.7%
Amortization	222	0.1%	--	0.0%	444	0.0%	--	0.0%

Total costs and expenses	316,003	98.8%	216,736	100.7%	1,217,404	96.5%	798,941	99.2%

Operating income (loss)	3,941	1.2%	(1,535)	(0.7%)	44,468	3.5%	6,102	0.8%

Asset impairment charge of JV	953	0.3%	--	0.0%	953	0.1%	--	0.0%
Other (income) and expense, net	(14)	(0.0%)	--	0.0%	77	0.0%	--	0.0%

Income (loss) before financing cost and income taxes	3,002	0.9%	(1,535)	(0.7%)	43,438	3.4%	6,102	0.8%

Interest and other expense on debt	2,085	0.7%	676	0.3%	5,953	0.5%	2,305	0.3%

Income (loss) before income taxes	917	0.3%	(2,211)	(1.0%)	37,485	3.0%	3,797	0.5%

Income tax provision (benefit)	352	38.4%	(615)	27.8%	12,515	33.4%	1,665	43.9%

Net income (loss)	$ 565		$ (1,596)		$ 24,970		$ 2,132

Earnings per share:

Net income (loss) per share - basic	$ 0.05		$ (0.15)		$ 2.28		$ 0.20

Weighted average shares outstanding - basic	10,941		10,913		10,937		10,905

Net income (loss) per share - diluted	$ 0.05		$ (0.15)		$ 2.28		$ 0.20

Weighted average shares outstanding - diluted	10,953		10,913		10,951		10,918

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
SEGMENT FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
SEGMENT INFORMATION:	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales
Flat products	$ 263,190	$ 215,201	$ 1,143,708	$ 805,043
Tubular and pipe products	56,754	--	118,164	--
Total net sales	$ 319,944	$ 215,201	$ 1,261,872	$ 805,043

Operating income (loss)
Flat products	$ 288	$ (1,535)	$ 37,262	$ 6,102
Tubular and pipe products	3,653	--	7,206	--
Total operating income (loss)	$ 3,941	$ (1,535)	$ 44,468	$ 6,102

Interest expense
Flat products	$ 882	$ 676	$ 3,359	$ 2,305
Tubular and pipe products	1,203	--	2,594	--
Total interest expense	$ 2,085	$ 676	$ 5,953	$ 2,305

Depreciation and amortization
Flat products	$ 3,540	$ 3,528	$ 13,800	$ 13,303
Tubular and pipe products	871	--	2,246	--
Total depreciation and amortization	$ 4,411	$ 3,528	$ 16,046	$ 13,303

Income tax provision (benefit)
Flat products	$ (549)	$ (615)	$ 10,891	$ 1,665
Tubular and pipe products	901	--	1,624	--
Total income tax provision (benefit)	$ 352	$ (615)	$ 12,515	$ 1,665

Capital expenditures
Flat products	$ 14,415	$ 7,113	$ 38,849	$ 17,846
Tubular and pipe products	454	--	638	--
Total capital expenditures	$ 14,869	$ 7,113	$ 39,487	$ 17,846

	As of December 31,
	2011	2010
Goodwill
Flat products	$ 7,083	$ 7,083
Tubular and pipe products	40,171	--
Total goodwill	$ 47,254	$ 7,083

Total assets
Flat products	$ 494,179	$ 429,438
Tubular and pipe products	213,320	--
Total assets	$ 707,499	$ 429,438

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
CONTACT: Richard T. Marabito
         Chief Financial Officer
         Telephone:  (216) 292-3800
         Fax:  (216) 292-3974